Exhibit 5.3

August 27, 2008

212-351-4000	C 92220-00213

212-351-4035

Tyco International Ltd.

Second Floor, 90 Pitts Bay Road

Pembroke HM 08, Bermuda

Tyco International Finance S.A.

29 avenue de la Porte Neuve

L-2227 Luxembourg

Re:	Tyco International Ltd.
Tyco International Finance S.A.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Tyco International Finance S.A., a Luxembourg company (the “Company”), and Tyco International Ltd., a Bermuda company (the “Guarantor”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with an offer to exchange (the “Exchange Offer”) up to $421,961,000 principal amount of the Company’s 7.0% Notes due 2019 and $707,404,000 principal amount of the Company’s 6.875% Senior Notes due 2021 (the “New Securities”) for a like principal amount of the Company’s outstanding notes of the same maturity and interest rate (the “Old Securities”).  The New Securities will be fully and unconditionally guaranteed (the “Guarantee”) by Guarantor.

The Exchange Offer is being made pursuant to the Exchange and Registration Rights Agreement, dated as of June 3, 2008 (the “Registration Rights Agreement”), by the Company and the Guarantor.  The Registration Rights Agreement was executed in connection with the private placement of the Old Securities.

The Old Securities were issued and the New Securities will be issued pursuant to the Indenture dated as of June 9, 1998, as supplemented by the supplemental Indenture 2008-1 thereto dated May 7, 2008 and the supplemental indentures 2008-2 and 2008-3 thereto, each dated June 3, 2008 (together, the “Indenture”), among the Company, the Guarantor and Wilmington Trust Company, as successor trustee (the “Trustee”).  The New Securities and the Indenture are each governed by the internal laws of the State of New York.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and the Guarantor and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We are not admitted or qualified to practice law in Luxembourg or Bermuda.  Therefore, we have relied upon the opinion of Allen & Overy Luxembourg, filed as Exhibit 5.2 to the Registration Statement with respect to matters governed by the laws of Luxembourg, and the opinion of Appleby, filed as Exhibit 5.1 to the Registration Statement, with respect to the matters governed by the laws of Bermuda.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

(1)           The New Securities, when executed and delivered on behalf of the Company in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

(2)           The Guarantees, when executed and delivered on behalf of the Guarantor in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer and when the New Securities have been executed and delivered on behalf of the Company in the form contemplated by the Indenture and authenticated by the Trustee, will be legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America.  This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The foregoing opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP